Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	April 25, 2008
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.2

Entergy Reports First Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported first quarter 2008 as-reported and operational earnings of $308.7 million, or $1.56 per share, compared with $212.2 million, or $1.03 per share, for first quarter 2007.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2008 vs. 2007
(Per share in U.S. $)
	2008	2007	Change
As-Reported Earnings	1.56	1.03	0.53
Less Special Items	-	-	-
Operational Earnings	1.56	1.03	0.53

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for First Quarter 2008

    Utility, Parent & Other had higher earnings due primarily to increased revenues.
    Entergy Nuclear earnings increased as a result of higher power prices and additional production from the Palisades plant acquired in second quarter 2007.
    Entergy's Non-Nuclear Wholesale Assets business reported results approximately the same as first quarter 2007.

"We have established aggressive goals for 2008 and while it's early in the year, we are on track for a year of solid accomplishments," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "Operating results for the quarter reflect strong business performance even as we resource considerable tasks necessary to create a new public company required by the spin-off of our non-utility nuclear business."

Other Highlights

    The CRO (Corporate Responsibility Officer) magazine named Entergy Corporation to its 100 Best Corporate Citizen's list for 2008 for its corporate responsibility efforts in eight categories including climate change, employee relations, environment, financial, governance, human rights, lobbying and philanthropy.
    Entergy was again among America's Most Trustworthy Companies, according to Forbes.com's annual listing, making the list for its accounting transparency and governance practices.
    Entergy Gulf States Louisiana, L.L.C. completed the acquisition of the Calcasieu facility, two simple cycle gas-fired units that add 322 megawatts of quick-start capacity for Entergy's WOTAB (West of the Atchafalaya Basin) region.

Entergy's senior management will host its 2008 Analyst Conference on April 25, 2008, in New Orleans to discuss quarterly results and other business matters with investors. In addition, Entergy will webcast its analyst meeting including a presentation by Chief Financial Officer Leo Denault, who will review quarterly results in his presentation. The analyst meeting webcast is scheduled to begin at 7:30 a.m. CDT, and will conclude with Denault's presentation scheduled for approximately 11 a.m. CDT. The webcast and presentation slides can be accessed via Entergy's Web site at www.entergy.com.

Utility, Parent & Other

In first quarter 2008, Utility, Parent & Other had earnings of $95.3 million, or 48 cents per share, on as-reported and operational bases, compared to $89.5 million, or 44 cents per share, in as-reported earnings and operational earnings in first quarter 2007. Earnings for Utility, Parent & Other in first quarter 2008 reflect higher revenues from sales growth and the absence of a regulatory charge taken in first quarter 2007, partially offset by higher operation and maintenance expense. The higher expense reflects the timing of fossil outages and storm damages expensed at Entergy Arkansas, Inc.

Megawatt-hour sales in the residential sector in first quarter 2008, on a weather-adjusted basis, showed a 3 percent increase compared to first quarter 2007. Commercial and governmental sales, after adjusting for weather, were up 2 percent compared to first quarter of last year. Industrial sales in the current quarter were up 1 percent compared to the same period one year ago.

The residential sales sector showed an increase quarter-to-quarter with the most significant increase at Entergy New Orleans, Inc., where post-storm recovery continues. An increase in the number of customers also contributed to sales growth in the residential sector as well as the commercial and governmental sectors. Sales in the industrial sector for first quarter 2008 increased compared to the same quarter of 2007. High utilization in the refining and chemical segments is contributing to increased sales while the housing market is putting negative pressure on the building-related industries. Also, efficiency improvement driven by high energy prices is producing declining sales in some areas.

Entergy Nuclear

Entergy Nuclear earned $221.7 million, or $1.12 per share, on as-reported and operational bases in first quarter 2008, compared to $ 128.2 million, or 62 cents per share, in first quarter 2007 for as-reported and operational earnings. Entergy Nuclear's earnings increased as a result of higher power prices and additional production from the Palisades plant acquired in second quarter 2007 and fewer outage days. These items were partially offset by higher expense primarily associated with including Palisades in the portfolio.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business incurred a loss of $8.2 million, or 4 cents per share, on both as-reported and operational bases in first quarter 2008 compared to a loss of $5.5 million, or 3 cents per share, on as-reported and operational bases in first quarter 2007.

Outlook

Entergy is reaffirming 2008 earnings guidance in the range of $6.50 to $6.90 per share on both as-reported and operational bases on a business-as-usual basis. Guidance for 2008 does not include a special item for expenses anticipated in connection with the plan to pursue separation of Entergy's non-utility nuclear business and to enter into a nuclear services joint venture, both discussed below.

Business Separation

On Nov. 3, 2007, Entergy's Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy's regulated utility business through a tax-free spin-off of the non-utility nuclear business. Enexus Energy Corporation, formerly referred to as SpinCo, will be a new, independent publicly traded company. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership. EquaGen L.L.C. has been selected as the name for the joint venture.

Entergy is targeting around third quarter 2008 for completion of the spin-off transaction. Progress achieved during the last quarter includes:
    The steering committee formed last November continues to lead the overall process and make final recommendations on all major business and operational issues. The steering committee's focus shifted from overall framework setting to spin-off implementation during the first quarter
    The project management office, with a cross-section of organizational functions, continues to coordinate detailed activities necessary to execute the spin-off so that Enexus and EquaGen are fully prepared to commence independent operations post spin
    Regulatory proceedings continued to advance in connection with filings at the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Internal Revenue Service and in the states of Vermont and New York.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,300 employees.

Additional information regarding Entergy's quarterly results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated April 25, 2008, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations Web site at www.entergy.com/investor_relations.

In this press release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in Entergy's 2007 Annual Report on Form 10-K under (i) Forward-Looking Information, (ii) Item 1A. Risk Factors, (iii) and Item 7. Management's Financial Discussion and Analysis, and (b) the following transactional factors (in addition to others described elsewhere in this release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt incurred by the spun off company and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures First Quarter 2008 vs. 2007 (Per share in U.S. $)

	2008	2007	Change
As-Reported
Utility, Parent & Other	0.48	0.44	0.04
Entergy Nuclear	1.12	0.62	0.50
Non-Nuclear Wholesale Assets	(0.04)	(0.03)	(0.01)
Consolidated As-Reported Earnings	1.56	1.03	0.53

Less Special Items
Utility, Parent & Other	-	-	-
Entergy Nuclear	-	-	-
Non-Nuclear Wholesale Assets	-	-	-
Consolidated Special Items	-	-	-

Operational
Utility, Parent & Other	0.48	0.44	0.04
Entergy Nuclear	1.12	0.62	0.50
Non-Nuclear Wholesale Assets	(0.04)	(0.03)	(0.01)
Consolidated Operational Earnings	1.56	1.03	0.53

Entergy Corporation
Consolidated Income Statement
Three Months Ended March 31
(in thousands)

	2008	2007	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,046,227	$2,111,460	(3.1)
Natural gas	89,395	84,951	5.2
Competitive businesses	729,112	497,649	46.5
Total	2,864,734	2,694,060	6.3
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	540,501	787,412	(31.4)
Purchased power	620,642	444,239	39.7
Nuclear refueling outage expenses	51,258	42,975	19.3
Other operation and maintenance	611,268	564,377	8.3
Decommissioning	45,996	37,830	21.6
Taxes other than income taxes	108,571	122,683	(11.5)
Depreciation and amortization	244,985	232,410	5.4
Other regulatory charges (credits) - net	35,280	23,540	49.9
Total	2,258,501	2,255,466	0.1
Operating Income	606,233	438,594	38.2
Other Income (Deductions):
Allowance for equity funds used during construction	9,286	17,258	(46.2)
Interest and dividend income	54,282	57,110	(5.0)
Equity in earnings of unconsolidated equity affiliates	(929)	1,624	(157.2)
Miscellaneous - net	(11,556)	(5,320)	117.2
Total	51,083	70,672	(27.7)
Interest and Other Charges:
Interest on long-term debt	123,144	123,099	0.0
Other interest - net	32,538	32,215	1.0
Allowance for borrowed funds used during construction	(5,116)	(10,529)	(51.4)
Preferred dividend requirements of subsidiaries and other	4,998	6,221	(19.7)
Total	155,564	151,006	3.0

Income Before Income Taxes	501,752	358,260	40.1
Income Taxes	193,003	146,065	32.1
Consolidated Net Income	$308,749	$212,195	45.5

Earnings Per Average Common Share
Basic	$1.60	$1.06	50.9
Diluted	$1.56	$1.03	51.5

Average Number of Common Shares Outstanding - Basic	192,639,605	200,549,935
Average Number of Common Shares Outstanding - Diluted	198,300,041	206,133,440

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended March 31

	2008	2007	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	8,011	7,792	2.8	3.3
Commercial	6,238	6,116	2.0	1.8
Governmental	569	549	3.5	3.4
Industrial	9,377	9,323	0.6	0.6
Total to Ultimate Customers	24,195	23,780	1.7	1.9
Wholesale	1,290	1,638	(21.2)
Total Sales	25,485	25,418	0.3

March 31

	2008	2007	% Change
Electric Customers (End of period):
Residential	2,297,765	2,268,152	1.3
Commercial	325,905	321,748	1.3
Governmental	15,161	15,016	1.0
Industrial	40,860	42,628	(4.1)
Total Ultimate Customers	2,679,691	2,647,544	1.2
Wholesale	32	31	3.2
Total Customers	2,679,723	2,647,575	1.2

Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina. Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.